Exhibit 10.24

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

CO-LOCATION MINING SERVICES AGREEMENT

This Mining Services Agreement (this “Agreement”) is made as of December 15, 2023 (the “Effective Date”), by and between Blockfusion USA, Inc. (“Service Provider”), a Delaware corporation, with an address at [***] and the customer identified below (“Customer”). Service Provider and Customer are each referred to as a “Party” and collectively as the “Parties.”

COVER PAGE

CUSTOMER DETAILS
Customer:	NY 3 Mining LLC
Customer Address:	[***]
Customer Primary Contact:	[***]
Customer Phone Number:	[***]
Customer Email Address:	[***]

COMMERCIAL TERMS
Mining Equipment:

Fifteen (15) MW of allocated load power as of the Effective Date (the “Initial Capacity”), per Exhibits B and C.

An additional fifteen (15) MW of allocated load power, subject to the conditions set forth in Section 2.1.2 (the “Additional Capacity”).

At least 4,860 slots are allocated to operate and accommodate the Mining Equipment for the Initial Capacity.

At least 4,725 slots shall be allocated to operate and accommodate the Mining Equipment for the Additional Capacity.

Customer to provide up to [***] additional units of Mining Equipment, consistent with Exhibit C, in excess of the slots allocated to the Initial Capacity and the Additional Capacity (the “Bench Units”), which shall be held in reserve as replacements in the event any unit(s) of Mining Equipment becomes non-functional and stored at the Facility at no additional storage cost to Customer. Service Provider shall oversee the replacement of any non-functional unit(s) of Mining Equipment with an equal number of Bench Units in accordance with the terms of this Agreement, at which point such Bench Unit(s) shall become Mining Equipment and cease to be Bench Unit(s). Customer shall replenish Bench Units from time to time if Customer and/or Service Provider reasonably expects such Bench Unit(s) may not be sufficient to cover the replacement of any non-functional Mining Equipment.

Term:	Commencing on the Scheduled Start Date and continuing for a period of 38 months, automatically renewing for periods of three (3) months, unless terminated as provided in Section 13.
Facility Fee:

For the Initial Capacity, $[***] per MW of allocated and available load power payable monthly in advance, subject to any applicable discounts as set forth in Section 4.5 or otherwise. For the Initial Capacity, this totals $[***] per month, prior to any applicable discounts.

For the Additional Capacity, upon the Expansion Date, $[***] per MW of allocated and available load power payable monthly in advance, subject to any applicable discounts as set forth in Section 4.6 or otherwise. For the Additional Capacity, this totals $[***] per month, prior to any applicable discounts.

Deposit:	$[***] (to be provided in accordance with and subject to Section 4.3 of Exhibit A)
Power:	Variable rate, passed through to Customer without markup.
Set Up Fee:	The lesser of $[***] per each Mining Equipment Server or the actual costs, for the initial racking of Mining Equipment Servers in the Initial Capacity and the Additional Capacity, and no Set Up Fee thereafter.
Payable within 10 business days of Signing:

● $[***]initial monthly Facility Fee, (inclusive of applicable discounts)

● $[***] Deposit (to be provided in accordance with and subject to Section 4.3 of Exhibit A)

Total: $[***], (inclusive of applicable discounts)

WHEREAS, Customer wishes Service Provider to allocate to Customer the facilities, resources, and services that enable the Customer to obtain mining power specified on this Cover Page (the “Mining Power”).

WHEREAS, Service Provider wishes to allocate to Customer the facilities, resources and services to generate Mining Power, subject to the terms and conditions of this Agreement (the “Services”).

NOW, THEREFORE, in consideration of the mutual promises and covenants exchanged herein, and for good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Parties hereby agree to the terms and conditions set forth in this Agreement, including this Cover Page and the Mining Services Standard Terms and Conditions (attached hereto as Exhibits A–C): (A) Mining Services Standard Terms and Conditions; (B) Mining Equipment Description; and (C) Scheduled Delivery of Mining Access Equipment, and all other Exhibits attached hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement through their duly authorized officers as of the Effective Date.

BLOCKFUSION USA, INC.		NY 3 MINING LLC

By:	/s/ Alex Martini	By:	/s/ Trevor Smyth
Name:	Alex Martini	Name:	Trevor Smyth
Title:	CEO	Title:	Authorized Person

NORTH EAST DATA, LLC, for purposes of Sections 17.19.1 and 17.19.2

By:	/s/ Alex Martini
Name:	Alex Martini
Title:	CEO

[Signature Page]

EXHIBIT A

MINING SERVICES STANDARD TERMS AND CONDITIONS

This Exhibit A (the “Standard Terms”) is made part of, and is hereby incorporated by reference into, the Agreement between the Parties. All capitalized terms not defined in these Standard Terms shall have the meanings given to such terms in the Agreement.

1.	DEFINITIONS.

1.1.	“Business Day” means any day other than a Saturday, Sunday, or bank holiday in New York City.

1.2.	“Costs” means, collectively, the Electricity Utility Costs and Non-Routine Maintenance Costs.

1.3.	“Customer Equipment” means the Mining Equipment and the Bench Units.

1.4.	“Deposit” means the Deposit set forth on the Cover Page.

1.5.	“Digital Asset” means any denomination of cryptocurrencies, virtual currencies or coins mined by Service Provider for or on behalf of Customer pursuant to this Agreement.

1.6.	RESERVED.

1.7.	RESERVED.

1.8.	RESERVED.

1.9.	“Electricity Utility Costs” means the cost of electricity used to Mine Digital Assets using the Mining Equipment. Electricity Utility Costs will be reflective of Customer’s time-of-use and calculated based on (i) the product of (x) average operating efficiency of the Mining Equipment and (y) hashrate connected to Customer’s pool verified against Service Provider’s mining software (the “Mining Equipment Draw”), provided that if there is a variance greater than [***], the lower estimate usage of power will prevail, plus (ii) actual power draw, i.e., electrical meters, in excess of the Mining Equipment Draw allocated pro rata based on consumption (e.g. kilowatt-hours) between the Customer’s Mining Equipment and other equipment powered via the same metered power source (“Excess Metered Power Draw Allocation”), provided that the Excess Metered Power Draw Allocation shall not exceed [***] of the Mining Equipment Draw, and (iii) the energy charges for those specific intervals during which Customer’s Mining Equipment was consuming electricity. Any non-energy electricity charges (e.g. transmission, distribution, taxes) shall reflect Customer’s time-of-use to the extent applicable, and all others shall be allocated pro rata based on consumption (e.g. kilowatt-hours) between the Customer’s Mining Equipment and other equipment operating at the Facility. Customer is entitled, at any time during the Term of this Agreement and at Customer’s sole cost, to elect to have electrical meters installed solely for Customer’s Mining Equipment independent from metered power source of other equipment in the Facility.

1.10.	“Expansion Costs” shall have the meaning set forth in Section 2.1. 3.

1.11.	“Facility” means the Service Provider facility described in Exhibit C.

1.12.	“Facility Fee” means the Facility Fee set forth on the Cover Page.

1.13.	“Generated Digital Assets” means, for any Payout Period, the Digital Assets Mined by the Third Party Mining Operator using the Mining Power minus the amount of Digital Assets retained by the Third Party Mining Operator as a fee for providing its Mining services.

1.14.	“Governmental Authority” means any state, municipal, or other government, governmental department, quasi-governmental authority, commission, board, bureau, court, tribunal, or official, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States or the United States

1.15.	“Intellectual Property” means all forms of intellectual property rights and protections held by such Party and may include without limitation all right, title and interest arising under U.S. common and statutory law, and under the laws of other countries, in and to all (a) patents and all filed, pending or potential applications for patents, including any reissue, reexamination, division, continuation or continuation-in-part applications throughout the world now or hereafter filed; (b) trade secret rights and equivalent rights; (c) copyrights, other literary property or authors rights, whether or not protected by copyright or as a mask work; and (d) proprietary indicia, trademarks, trade names, symbols, domain names, URLs, logos and/or brand names.

1.16.	“Mining Equipment” means the servers and power supplies/cables provided by the Customer to produce the Mining Power set forth in Exhibit B.

1.17.	“Maintenance” means (i) any activity performed by Service Provider in order to maintain, upgrade or improve its services hereunder, including any modification, change, addition, or replacement of any Service Provider hardware, or any part of, or machinery or other components of the Facility and (ii) monitoring status (including monitoring software), basic diagnostic, power cycling, applying configurations and software upgrades, checking cable connections, and system access associated with the Mining Equipment as needed from time to time to host and operate the Mining Equipment in good working order.

1.18.	“Mine” or “Mining” means the process in which transactions for various forms of Digital Assets are verified and added to a blockchain digital ledger.

1.19.	“Non-Routine Maintenance Costs” means any direct and indirect maintenance costs associated with the Customer Equipment, or recurring issues related to the performance of the same Customer Equipment but not including the costs of Maintenance or Repairs.

1.20.	“Payout Period” means each day during the Term (as defined below) of this Agreement.

1.21.	RESERVED.

1.22.	“Remote Monitoring Services” means monitoring services provided by Service Provider to Customer, which shall include, without limitation, access to Foreman (or any successor software system) and daily maintenance and monitoring report as set forth on Exhibit E hereto.

1.23.	“Renewable Energy Credit” means any rights, credits, tokens, revenues, offsets, tax benefits or values, greenhouse gas rights or similar rights related to carbon credits or sustainable mining tokens, whether created from or through a governmental authority, other person, or private contract, now or in the future, associated with the generation of Digital Assets at the Facility, and including such rights to sell or trade any of the aforementioned domestically or internationally, and including the right to count or claim any applicable benefits under any law or regulation.

1.24.	“Repairs” means repairs or servicing needed to keep the Customer Equipment operational but excludes routine Maintenance tasks; provided that remediation of recurring issues with the Customer Equipment shall be considered to be Repairs.

1.25.	“Scheduled Start Date” means the date of delivery of the first batch of Mining Equipment as set forth on Exhibit C.

1.26.	“Set Up Fee” means the Set Up Fee set forth on the Cover Page.

1.27.	“Third Party Mining Operator” means a third-party mining pool designated by the Customer and assigned the Mining Power to generate the Generated Digital Assets.

1.28.	RESERVED.

2.	SERVICE PROVIDER OBLIGATIONS.

2.1.	Allocation of Capacity.

2.1.1.	From the Effective Date, Service Provider shall allocate to Customer the Initial Capacity described on the Cover Page (for a total of fifteen (15) MW of load power capacity provided to Customer).

2.1.2.	Service Provider shall install and energize the Containers (as defined below) at the Facility, such that the Containers are fully capable of housing and providing load power capacity for the Additional Capacity, including all necessary construction and infrastructure (collectively, the “Expansion”), upon the satisfaction of all of the following conditions:

2.1.2.1.	(i) the appropriate Governmental Authority has approved Service Provider and the Facility to fully provide an aggregate of at least fifty (50) MW in load power capacity at the Facility, in addition to the load power capacity provided at the Facility as of the Effective Date, and (ii) the Facility is fully energized and capable of providing such additional fifteen (15) MW in load power capacity; and

2.1.2.2.	Customer has purchased and delivered to the Facility fifteen (15) containers meeting the specification requirements as agreed to between Customer and Service Provider, for the purpose of housing and providing load power capacity for fifteen (15) MW of Mining Equipment (each a “Container” and together the “Containers”). Service Provider shall identify and source the supplier to fulfill the supply and delivery to the Facility of the Containers, and shall source Containers with a cumulative purchase price (inclusive of delivery fees, taxes and other expenses) no greater than $[***] (such amount, the “Container Costs”). Customer shall be responsible for contracting with such supplier for the Containers and for paying the Container Costs, subject to Customer’s satisfaction in its sole discretion of the terms of any such agreement for the purchase and delivery of the Containers and any of Customer’s KYC, diligence or other vendor requirements.

2.1.3.	Immediately upon satisfaction of Section 2.1.2.1 and the purchase of the Containers as described in Section 2.1.2.2, Service Provider shall commence work to complete the Expansion. Service Provider shall be responsible for identifying, sourcing and contracting directly with all contractors, vendors, suppliers and other third parties necessary to complete the Expansion. At Customer’s election, Customer shall either (i) prepay Service Provider or (ii) be invoiced directly by such third parties (subject Customer’s satisfaction in its sole discretion of its KYC, diligence or other vendor requirements), in each case for the actual costs of labor and materials incurred to third parties (other than Service Provider or its affiliates) to complete the Expansion, up to a cumulative cost of $[***] (such amount, the “Expansion Costs”). Upon Customer’s request, Service Provider shall provide to Customer evidence, satisfactory to Customer, of all Expansion Costs incurred, prior to Customer prepaying or paying any Expansion Costs. Service Provider shall be responsible for any and all costs, fees or expenses in excess of or in addition to the Expansion Costs necessary to complete the Expansion. Service Provider shall be responsible for obtaining any and all necessary licenses and permits from any Governmental Authority or otherwise necessary to complete the Expansion, at Service Provider’s sole expense. Service Provider shall be responsible for continuing maintenance and operations with respect to the Containers and the Expansion during the Term at its sole expense.

2.1.4.	Service Provider shall complete the Expansion within sixty (60) days following the delivery of the Containers to the Facility, or such later date as Service Provider and Customer shall mutually agree (such deadline, the “Expansion Date Deadline” and such date of completion, the “Expansion Date”). For each MW of Additional Capacity not energized within seventy-five (75) days of the Expansion Date Deadline, provided Customer has then satisfied and otherwise is in compliance with its obligations under Sections 2.1.2.2 and 2.1.3, Customer will accrue a credit of $[***] per day, up until such point as all MW of Additional Capacity are energized.

2.1.5.	Service Provider shall provide evidence reasonably satisfactory to Customer that the conditions and obligations set forth in subsections 2.1.2, 2.1.2.1, 2.1.2.2, 2.1.3, and 2.1.4 above have been satisfied, including allowing Customer or its agents to inspect the Facility, and Customer’s review of any other evidence as Customer may request. For the avoidance of doubt, Customer shall maintain ownership and title to each Container until title to such Container passes to Service Provider as set forth under Section 4.4 below.

2.1.6.	For the avoidance of doubt, Customer shall maintain full title and ownership over the Containers.

2.2.	Services. Subject to the terms and conditions of this Agreement (including Customer’s payment obligations), Service Provider shall use commercially reasonable efforts to do the following (collectively, the “Services”):

2.2.1.	Provide physical and digital security and safety of the Facility and the Customer Equipment in accordance with standards and procedures that are not less protective than those customarily employed by industry leading providers of similar services. Further, Service Provider shall maintain a safe and clean environment in the Facility that permits the Mining Equipment to operate at commercially reasonable efficiency at all times during the Term of this Agreement

2.2.2.	Maintain access to the power supply, Internet connection and infrastructure of the Facility for the normal operation of the Mining Equipment. Service Provider represents and warrants as of the Scheduled Start Date (as set forth on the Cover Page) that the designated Facility, and Service Provider shall thereafter ensure that the Facility, is configured to provide sufficient power supply to operate the Mining Equipment on the terms set forth in this Agreement. Service Provider shall use reasonable efforts to avoid unscheduled network downtime that would adversely impact the profitable operation of the Mining Equipment and, in the event that any unscheduled downtime occurs, to restore operations as quickly as is practicable under the circumstances. Service Provider shall administer any such downtime affecting the Mining Equipment in a manner that is materially consistent with the administration of such downtime to other equipment at the Facility.

2.2.3.	On or promptly following the Scheduled Start Date (as set forth on the Cover Page) and, as applicable, the Expansion Date, the Service Provider shall configure the Mining Equipment strictly in accordance with Customer’s prior written authorization, including connection to the mining pools, setup of the miner’s number and update of the version of the firmware. Service Provider shall cause the worker name for each mining server comprising the Mining Equipment to be labeled in such a manner that makes it identifiable as Mining Equipment subject to this Agreement or as Customer may otherwise instruct, and cause the hashpower from the Mining Equipment to be managed in a separate and distinctly identifiable mining pool subaccount, not commingled with hashpower contributed by any bitcoin mining hardware outside the scope of the Mining Equipment or as Customer may otherwise instruct. Within fifteen (15) Business Days following the later of the Scheduled Start Date or Expansion Date, as the case may be, and the date on which the applicable Mining Equipment is delivered to the Facility, or as adjusted in writing by mutual agreement of the Parties, Service Provider shall provide a report to Customer in substantially the form under “Inventory Feed” in Exhibit D showing worker name to serial number mapping of the Mining Equipment, and shall promptly inform Customer of any changes to this mapping as they are made. Service Provider shall not configure the Mining Equipment without prior written authorization from Customer; provided, however, that if Service Provider fails to provide an Uptime of [***] or better, the Facility Fee shall be reduced as described in Appendix A.

2.2.4.	Immediately following the Scheduled Start Date, Service Provider will provide Remote Monitoring Services, including all necessary access to Customer to remotely monitor the metrics of the Mining Equipment as reasonably requested by Customer.

2.2.5.	Service Provider shall install and configure the Mining Equipment at the Facility at Service Provider’s sole cost and expense, except that Customer shall pay to Service Provider the Set Up Fee, set forth on the Cover Page, and within a reasonable period not to exceed 15 Business Days following the arrival of such Mining Equipment at the Facility. During such installation and configuration Service Provider may, with Customer’s prior written consent, make reasonable modifications or adjustments to the Mining Equipment that service Provider determines are necessary to conform to requirements, specifications, and procedures that it recommends to operate the bitcoin mining hardware at the Facility.

2.2.6.	Subject to Customer’s responsibility to decide when to mine and when to curtail mining operations in Section 3.5, Service Provider shall monitor the real-time profitability of the Mining Equipment with respect to Electricity Utility Costs in the manner set forth on Exhibit F hereto.

2.2.7.	Within 10 Business Days following the end of each calendar month during the Term, Service Provider will deliver to Customer the reports as set forth on Exhibit D hereto. Should Customer reasonably request additional reports or information at any time, Service Provider will use commercially reasonable efforts to provide such reports or information in a timely manner.

2.2.8.	Throughout the Term, subject to Section 3, Service Provider shall be responsible for the management and maintenance of the Mining Equipment. Service Provider’s responsibilities will include (i) ongoing monitoring of performance metrics in an effort to maximize miner performance; (ii) Facility security; (iii) overall Facility maintenance; (iv) power and infrastructure maintenance; (v) Facility safety protocols; (vi) power procurement and billing; (vii) heat management; (viii) payment and management of employees and contractors performing services related to this Agreement; and (ix) all other such services as required for the Mining Equipment to achieve the operation requirements in Section 2.2. All such maintenance shall be performed in a diligent, competent and workmanlike manner.

2.3.	Maintenance. Service Provider shall provide technical support services, including Maintenance of the Mining Equipment, as needed from time to time or as directed in a commercially reasonable manner by Customer with respect to the Mining Equipment, in each case to host and operate the Mining Equipment in good working order. Customer shall be responsible for the costs, procurement and delivery of replacement parts to be installed in the Mining Equipment during any Maintenance required to service the Mining Equipment (unless such replacement parts are required in connection with Service Provider’s breach of the Co-Location Mining Services Agreement), and Service Provider shall be responsible for any labor or other expenses required to perform such routine Maintenance. Customer agrees that Service Provider may undertake Maintenance with respect to the Facility and the Mining Equipment without requiring prior authorization, and Service Provider shall use reasonable efforts to minimize any adverse impact of such routine Maintenance on the operation of the Mining Equipment.

2.4.	Repairs. Service Provider, with the consent of Customer and at Customer’s expense in respect of out-of-pocket and third-party expenses (including, but not limited to, packing and unpacking, installation and racking of repaired units), the incurrence of which shall be subject to prior consent of Customer, shall address and facilitate Repairs to Customer Equipment, payable within thirty (30) days by Customer upon receipt of evidence of such expenses paid by Service Provider. Notwithstanding the foregoing, the installation and racking of repaired units shall not be at Customer’s expense unless greater than 5% of the units of Mining Equipment are required to be repaired and re-racked within a [60] day period, and further provided that the incurrence of any expense to Customer shall be subject to prior consent of Customer. For significant third-party Repair expenses, Service Provider reserves the right to request that Customer either advance funds for the expenses or pay the third party directly. In addition, Customer and/or its designated personnel is permitted access to the Facility in accordance with Section 7.1 to address and facilitate any Repairs to the Customer Equipment. Customers is entitled to, at its own discretion, elect to have the Customer Equipment repaired at locations other than the Facility, and in such case, Customer is entitled to require the Service Provider and Service Provider shall, as required by Customer and at Customer’s sole cost and expense, ship the Customer Equipment in need of repair to address(es) designated by Customer. For the avoidance of doubt, advanced, in-warranty, or out-of-warranty Repairs, such as advanced diagnostics, miner consolidation, fan, control board, power supply, or hashboard replacements, can, at Customer’s election, be managed in-house or by a designated third-party repair service chosen by the Customer.

2.5.	Use of Third Parties. Customer agrees that Service Provider may use its affiliates and any third-party contractors, vendors and/or service providers to provide the Services (in whole or in part), provided that, Service Provider shall make reasonable efforts in conducting due diligence of such third-party contractors, vendors and/or service providers and shall not be relieved of responsibility hereunder.

2.6.	Licenses and Permits. Service Provider shall be responsible for obtaining any licenses, permits, consents, or approvals from any federal, state or local government, which may be necessary to own and operate the Facility.

3.	CUSTOMER OBLIGATIONS.

3.1.	Delivery and Setup. Customer shall (a) deliver substantially all Mining Equipment five (5) Business Days following the Effective Date or the Expansion Date, as applicable, or according to the Delivery Schedule set forth on Exhibit C; (b) on or before delivery of the Mining Equipment (and before any future installation of Mining Equipment), pay the Set Up Fee and fulfill Customer’s obligations under Sections 4.1, 4.3, 4.4 and 5 below; and (c) provide Service Provider with view-only access to its mining pool along with the ability to connect Service Provider’s remote monitoring software via the Third Party Mining Operator’s API for the purposes of performing the Services. For the avoidance of doubt, all Mining Equipment shall remain the sole property of Customer.

3.2.	Compliance with Laws. Customer’s use of the Facility and the Mining Equipment must at all times conform to all applicable laws, including the laws of the United States of America, the laws of the states in which Customer is doing business, and the laws of the state where the Facility is located.

3.3.	Mining Equipment. Customer shall ensure that substantially all Customer Equipment delivered by it to Service Provider is in good working order and suitable for use in the Facility. It is understood that Customer is responsible for any costs associated with repair of Customer Equipment received in non-working order including labor and parts, subject to Customer’s prior written approval of any such costs. Service Provider is not responsible in any way for installation delays or loss of profits as a result of Customer Equipment that is not in good working order upon delivery to the Facility.

3.4.	Modification and/or Overclocking of Mining Equipment. Customer may at any time, without obligation to notify Service Provider, modify, instruct Service Provider to alter or adjust the power consumption of the Mining Equipment, provided that such modifications, alterations, or adjustments are within the range of standard or factory specifications of the Mining Equipment (the “Nominal Power of the Mining Equipment”). For any modifications, alterations, or adjustments that may result in overclocking (i.e., Mining Equipment operating at any level beyond Nominal Power of the Mining Equipment), Customer shall notify and obtain prior written approval from Service Provider before making such modifications, alternations, or firmware adjustments.

3.5.	Responsibility for Mining Decisions. Customer is undertaking cryptocurrency mining for Customer’s benefit and at Customer’s own risk. Customer is solely responsible for deciding when to mine and when to curtail mining operations. Service Provider will provide recommendations to Customer as to curtail, provided that Service Provider accepts no liability whatsoever for the consequences of curtailment decision by Customer, and all decisions, regardless of Service Provider’s recommendations, shall be solely the responsibility of Customer. Customer will inform Service Provider of its decisions as to when to mine and when to curtail mining operations in writing in the manner agreed between the parties from time to time. In the event that Customer requests that Service Provider provide remote monitoring services, and Service Provider agrees to provide such additional services (for which the Parties will agree an additional fee) and subsequently Service Provider fails to implement Customer’s curtailment directions in the manner then agreed by the Parties after a period of 30 minutes from the receipt of such notice, Service Provider shall be liable for the difference between any Electricity Utility Costs incurred as the result of a failure by Service Provider to follow Customer instructions to curtail mining operations and the market value of Digital Assets mined by the Mining Equipment during such period. For the avoidance of doubt, the Parties agree that Customer’s curtailment directions are intended to be effectuated by an automatic process and as such shall not be deemed as requiring notice from Customer, nor subject to the aforementioned day and time considerations in this Section. With respect to any period occurring no less than seventy-two (72) hours following Customer having provided Service Provider with the required inputs and/or directives establishing the process for using information to set one or more automated levels at which the Mining Equipment is curtailed (such information, the “Automation Protocol”), and subject to the functionality to implement such Automation Protocol in the miner management software, Service Provider shall be liable for the difference between any Electricity Utility Costs incurred as the result of a failure by Service Provider to implement such Automation Protocol to curtail mining operations and the market value of Digital Assets mined by the Mining Equipment during such period.

4.	ALLOCATION OF COSTS AND SECURITY INTEREST.

4.1.	Customer is solely responsible for all Costs associated with Generated Digital Assets for each Payout Period and Service Provider shall invoice Customer, and Customer shall pay the Costs for each month (each an “Invoice”), which invoice shall be due five (5) Business Days after invoicing. Invoices (other than the initial Invoice) shall include a copy of the power and other applicable invoices that Service Provider received, reflecting the actual costs paid by Service Provider and any detail breaking down Customer’s allocation of such Electricity Utility Costs. If there is any dispute with regard to the invoiced amount, Customer may raise the dispute to Service Provider, and the Parties shall work in good faith to resolve such disputes within five (5) Business Days after Customer raises such objections and if they are unable to do so, the matter will become a Dispute under Section 17.1. Any adjustment of the invoiced amount for any given month shall be applied to the invoiced amount for the upcoming month.

4.2.	Service Provider shall be responsible for all costs of operations and maintenance with respect to the Containers throughout the Term, including but not limited to obtaining any and all necessary licenses and permits to install and operate the Containers.

4.3.	Within 10 Business Days of the Effective Date, Customer shall deposit with Service Provider the Deposit in an amount of $[***].

4.4.	Customer must, on or before the Expansion Date and thereafter at all times at all times during the Term, maintain at Customer’s election, a cash deposit, surety bond, irrevocable standby letter of credit or other form of security (the “Provider Security”), with Service Provider’s energy provider (as of the Effective Date, EnergyMark, LLC) (the “Provider”) directly with the Provider, in form and substance satisfactory to the Provider, in such amount as Provider shall require from time to time, which such amount shall be limited to the lesser of (x) the sum total of (i) the total amount of Provider Security required by the Provider weighted by the pro rata share of the Additional Capacity relative to the total capacity of the Facility, plus (b) in the event that during the Term Provider requires additional Provider Security with respect to the Initial Capacity, the amount by which such adjusted Provider Security exceeds the amount of Provider Security required by the Provider for the Initial Capacity as of the Effective Date; or (c) three months of estimated invoice amounts for Electricity Utility Costs as calculated by the Provider with respect to the Facility, weighted by the pro rata share of the Additional Capacity provided to Customer relative to the total capacity of the Facility. In the case Provider requires Provider Security exceeding three months of estimated invoice amounts of Electricity Utility Costs with respect to the Facility, weighted by the pro rata share of the Initial Capacity and Additional Capacity provided to Customer relative to the total capacity of the Facility, such amount of Provider Security shall be funded in equal proportion by Customer and Service Provider, in the form and substance as herein described. Service Provider shall use commercially reasonable efforts to ensure that Provider’s collateral requirements do not exceed the scope permitted in the governing agreements between Service Provider and Provider for the provision of energy at the Facility.

4.4.1.	In the case of termination of this Agreement for any reason, Service Provider shall use commercially reasonable efforts to ensure that the Provider shall return to Customer the full amount of any cash deposits provided to Provider pursuant to Section 4.4 (net of any deductions made by Provider to satisfy amounts that would be payable by Customer hereunder), and/or that Provider shall release any other surety bond, letter of credit or other form of security provided by Customer, in each case within ten (10) days of such termination. In the event Provider fails to return such cash deposit and/or release any other surety bond, letter of credit or other form of security provided by Customer to Provider, Service Provider shall return the full amount of such cash deposit (or the costs or expenses associated with any other surety bond, letter of credit or other form of security provided by Customer to Provider), net of any deductions made by Provider to satisfy amounts that would be payable by Customer hereunder, to Customer within ten (10) days of Provider’s failure to return such amounts.

4.5.	From the Effective Date and throughout the Term, Service Provider shall provide a monthly discount on the Facility Fee for the Initial Capacity in the amount of $[***] per MW of allocated and available load power through the end of the Term (the “Initial Capacity Fee Discount”) until such time as Initial Capacity Fee Discounts totaling the full amount of the Deposit ($[***]) have been provided to Customer. For the avoidance of doubt, the Initial Capacity Fee Discount shall be applied to the initial payment of the Facility Fee.

4.5.1.	Within ten (10) Business Days of the date that the remaining amount of Initial Capacity Fee Discounts to be provided to Customer pursuant to Section 4.5 is less than the sum total of (x) the average monthly Facility Fee for the Initial Capacity, plus (y) the average monthly Facility Fee for the Additional Capacity (such total, the “ACA Deposit Amount”), Customer shall (i) establish an account with U.S. Bank, or such other deposit bank in the United States as may be determined by Customer (such institution, the “Bank”), having the account name “[Customer] for the benefit of [Service Provider]” (such account, the “Reserve Account”) and (ii) deposit into the Reserve Account assets equal to the ACA Deposit Amount (such assets, the “ACA Deposit”). From the date that such Reserve Account is established until the end of the Term, the Customer shall maintain the Reserve Account with a balance not less than the ACA Deposit Amount, and the Reserve Account shall be subject to the terms of an account control agreement, on terms reasonably acceptable to Service Provider, Customer, and Bank, in favor of and for the benefit of the Service Provider, in accordance with Section 6.1. Customer shall be entitled to all interest earned by the balance in the Reserve Account. Within ten (10) calendar days of termination of this Agreement, Service Provider shall take such steps and execute such documents as may be necessary to relinquish its rights with respect to the ACA Deposit and the Reserve Account.

4.6.	From the Expansion Date and throughout the Term, Service Provider shall provide a monthly discount on the Facility Fee for the Additional Capacity in the amount of $[***] per MW of allocated and available load power through the end of the Term (the “Additional Capacity Fee Discount” and together with the Initial Capacity Fee Discount, the “Fee Discounts”) until such time as Additional Capacity Fee Discounts totaling the full amount of Expansion Costs have been provided to Customer.

4.7.	In the event that this Agreement is terminated before such time as the total amount of Fee Discounts received by Customer total the full amount of the Deposit plus the full amount of the Expansion Costs, then Service Provider shall wire to Customer in immediately available funds an amount equal to: (x) the sum of the Deposit and the Expansion Costs, minus (y) the total amount of Fee Discounts provided to Customer as of the date of such termination as described in Section 13.4.

4.8.	To secure Service Provider’s obligations under Section 4.7 of this Agreement, Service Provider hereby grants and pledges to Customer a first priority continuing security interest in the 2.2 MW Crypto Condo Pod One purchased by Service Provider on or about January 21, 2022 (the “Collateral”).

4.9.	All terms in Sections 4.9, 4.10 and 4.11 have the meanings given to them in the New York Uniform Commercial Code, as amended or supplemented from time to time (the “NYUCC”); if a term is defined in Article 8 or Article 9 of the NYUCC and also in another Article of the NYUCC, unless otherwise specified such terms shall have the meaning given in Article 8 or as applicable Article 9 of the NYUCC. Service Provider authorizes Customer to file financing statements, without notice to Service Provider, with all appropriate jurisdictions to perfect Customer’s interest or rights hereunder in the Collateral. In addition, at the sole expense of Service Provider, Service Provider shall take all actions and deliver all such instruments, documents, filings and notices (and authorize Customer to take any such actions on its behalf) in order to perfect the security interest of Customer in such assets and obtain control within the meaning of the NYUCC over such assets. Once Customer confirms that either (i) Fee Discounts totaling the full amount of the Deposit and the full amount of the Expansion Costs have been provided to Customer pursuant to this Agreement or (ii) Service Provider has wired to Customer in immediately available funds an amount equal to (x) the full amount of the Deposit plus the full amount of the Expansion Costs minus (y) the total amount of Fee Discounts provided to Customer as of the date of such termination, Customer’s first priority security interest shall be immediately and automatically be terminated, without a need for any further writing by Customer.

4.10.	Upon the occurrence of Service Provider’s failure to fulfill its obligations as set forth under Section 4.7 of this Agreement, Customer may sell all or any part of the Collateral, at public or private sales, to itself, a wholesaler, retailer or investor, for cash, upon credit or for future delivery, and at such price or prices as Customer may deem commercially reasonable. To the extent permitted by law, Service Provider hereby specifically waive all rights of redemption and any rights of stay or appraisal which it has or may have under any applicable law in effect from time to time. Any such public or private sales shall be held at such times and at such place(s) as Customer may determine. Customer may, instead of exercising its power of sale, proceed to enforce its security interest in the Collateral by seeking a judgment or decree of a court of competent jurisdiction.

4.11.	For the avoidance of doubt, any and all Renewable Energy Credits generated shall be the sole property of Service Provider, provided that Service Provider shall permit and assist Customer to certify (and request that applicable third parties certify where possible) that Generated Digital Assets were mined using clean energy.

5.	FACILITY FEE.

5.1.	Customer will pay the Facility Fee for each calendar month in advance (pro rata for partial months and subject to any applicable discounts as set forth in Sections 4.5 and 4.6 of this Agreement, also pro rata for partial months), with the first monthly payment (subject to any applicable discounts) due and payable in full within ten (10) Business Days following the Effective Date, and thereafter within five (5) Business Days after Customer receives the invoice from the Service Provider. The Facility Fee shall be reduced as determined in Appendix A.

5.2.	The Facility Fee shall be payable with respect to the Initial Capacity from the Scheduled Start Date, and with respect to both the Initial Capacity and the Additional Capacity from the Expansion Date.

6.	PAYMENTS.

6.1.	Late Payments. If Customer does not make any payment due hereunder within two (2) Business Days after the due date, Customer’s account will be considered delinquent after written notice and a cure period of five (5) Business Days. Upon delinquency of the account, Service Provider may suspend the Services at any time. Customer is responsible for all charges Service Provider incurs because of Customer’s delinquency, including collection charges and attorneys’ fees. Delinquent payments are subject to default fees equal to the lesser of [***]% per month and the maximum amount allowed by law. From the date that the Reserve Account is established, upon delinquency of the account as a result of a late payment (inclusive of any applicable cure period), if Customer has not cured such late payment within the applicable cure period, and Service Provider is not in material breach of this Agreement, Service Provider shall be entitled to the ACA Deposit, up to the amount of such delinquent payment.

6.2.	Suspending the Services. If Customer fails to pay Costs, Facility Fees, Set Up Fees, any non-recurring charges, any other amounts due to Service Provider, or applicable taxes when due, Service Provider may immediately suspend the Services.

7.	ACCESS.

7.1.	Access to Facility. Customer shall have supervised access to the Facility at any reasonable times during the Term of this Agreement, provided that (i) Customer gives twenty-four (24) hour notice in advance; (ii) Customer provides the names, phone numbers, and expected times of arrival and departure of Customer personnel to Service Provider; and (iii) Service Provider personnel are present at all times. For avoidance of doubt, Customer may access the facility upon twenty-four (24) notice if Service Provider is in breach of this Agreement. Customer shall have access to view the camera footage of the Facility pertinent to the Customer Equipment at any time during the Term of this Agreement. Service Provider may not condition access to Facility based on any provisions, requirements, or stipulations not expressly stated in this Co-Location Mining Services Agreement. Customer may at any time during the term of any Co-Location Mining Services Agreement, not to exceed five (5) occasions per calendar year, inspect the Facility where the Services are provided to perform an inventory count of Customer Equipment that are hosted by Service Provider. Customer shall provide Service Provider with a notice of no less than 5 Business Days prior to the intended date of inspection. The inspection shall be scheduled during regular business hours, and at a mutually agreed-upon time between Service Provider and Customer to minimize disruption to the Services. Customer may be accompanied by third-party auditors or representatives during the inspection. Service Provider shall grant such auditors or representatives the same access rights as the Customer for the purposes of the inspection. Service Provider shall provide all necessary cooperation during the inspection, including but not limited to, facilitating access to relevant areas, providing necessary documentation, including reporting on the location of all Customer assets as of the date of the inspection, and answering any queries the Customer or the Customer's representatives might have. Any non-public information that the Customer or the Customer's auditors or representatives learn during the inspection shall be treated as Confidential Information in accordance with Section 17.8 of this Co-Location Mining Services Agreement. In the event that any discrepancies or inconsistencies are identified during the inspection, Service Provider shall take prompt remedial actions to rectify the same at its own cost, unless otherwise agreed upon.

7.2.	Hazardous Conditions. If, in the discretion of Service Provider, its employees or agents, any hazardous conditions arise on, from, or affecting the Facility, Customer agrees and acknowledges that Service Provider is hereby authorized to suspend service under this Agreement without any liability, in such case, the Service Provider shall (i) give notice to Customer for suspension of Services at its earliest time of convenience; and (ii) provide reasonable evidence of the hazardous conditions; and (iii) make all reasonable efforts to resume Services as soon as practicable.

7.3.	Intermittent Outages. Customer acknowledges that Service Provider participates in various Demand Response / Load Resource Participation Program (“LRP Program”) at its Facilities, and that the LRP Program is designed to maintain the integrity of the local grid system and allows for cost savings that are passed on to Service Provider. Accordingly, the LRP Program provides the local grid operator with the capability to shut off the power load serving Service Provider customers in response to emergency load situations. Such occurrences shall be deemed to constitute Force Majeure events pursuant to Section 14. Customer agrees that the economic terms of this Agreement reflect Service Provider’s participation in the LRP Program Service Provider shall have no liability to Customer for any actions or omissions due to or resulting from its participation in the LRP Program.

8.	REMOVAL AND RELOCATION OF MINING EQUIPMENT.

8.1.	Emergency Relocation. In the event of an emergency giving rise to material risk to the Facility, equipment or personnel located at the Facility, as determined in Service Provider’s reasonable discretion, Service Provider may rearrange, remove, or relocate the Mining Equipment. Notwithstanding the foregoing, in the case of emergency, Service Provider shall provide Customer, to the extent practicable, reasonable notice prior to rearranging, removing, or relocating the Mining Equipment.

8.2.	Equipment Removal. Customer may request that Service Provider remove and deliver Customer Equipment to Customer, at Customer’s sole cost upon not less than ten (10) Business Days’ notice; provided that Customer shall be liable for outstanding fees and for any liability arising in connection with the termination of this Agreement. Customer’s written notification shall request a date by which Customer wishes for the Customer Equipment to be packaged and shipped from the Facility. Before packaging and shipping the Customer Equipment, Service Provider will verify that Customer has no payments due, including, but not limited to any obligations relating to the termination of this Agreement, and that Customer has paid the costs of packaging, shipping and insuring such Customer Equipment from Service Provider’s Facility. If a termination of this Agreement occurs a result of a breach of contract by the Service Provider, Service Provider, upon Customer’s request, shall remove and deliver Customer Equipment to Customer, at Service Provider’s sole cost upon not less than ten (10) Business Days’ notice. If Customer uses an agent or other third party to remove the Customer Equipment, Customer shall be solely responsible for the acts of such party, and any injury, including death, and damages to the Customer Equipment, the Facility (or other site of relocation), or otherwise, caused by such party, whether directly or indirectly.

8.3.	For any removal and/or relocation of Mining Equipment pursuant to this Article 8, Service Provider shall, to the extent practicable, employ the “hot swapping” equipment as specified in Article 9.2 or others mechanisms that minimizes the interruption to mining activities.

9.	TECHNOLOGY UPGRADES.

9.1.	Software and Firmware. The parties shall mutually agree in good faith whether to update or upgrade the software or firmware of Mining Equipment, including to replace the existing software or firmware of the Mining Equipment. Service Provider shall use commercially reasonable efforts to maintain the Mining Equipment provided by Customer.

9.2.	Mining Equipment Upgrades. Customer shall have the right on up to two (2) occasions during the Term to, at Customer’s sole cost and expense, replace some or all of the Customer Equipment at the Facility with newer generation equipment. Customer shall provide Service Provider reasonable written notice of the proposed equipment upgrade, which notice shall include a new Exhibit B and Exhibit C hereto reflecting the revised set of Customer Equipment to be hosted at the Facility. Service Provider will, arrange for the deinstallation of old Customer Equipment and installation of the new Mining Equipment in a manner that to the extent practicable minimizes the interruption to mining activities (e.g., “hot swapping” equipment in real time). Uninstalled Customer Equipment will be made available to Customer in accordance with Section 8.2 above.

10.	DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITY.

10.1.	Disclaimers. the services and facility provided by Service Provider are provided “as is.” Service Provider does not provide backup power and the facility is subject to swings in local temperature, wind, humidity, etc. Notwithstanding anything in this Section 10.1, Service Provider shall provide the services and the Facility in accordance with this Agreement in a professional and workmanlike manner consistent with the standards customarily employed by industry leading providers of similar services.

10.2.	Limitation of Liability.

10.2.1.	Damages. In no event shall either party be liable to the other party or any other person, firm, or entity in any respect, for any indirect, consequential, special, incidental or punitive damages, including loss of profits or revenue of any kind or nature whatsoever arising out of, negligence, accidents, errors, omissions, interruptions, or defects in transmission, or delays, including, but not limited to, those which may be caused by regulatory or judicial authorities or other circumstances not attributable to either party arising out of or relating to this agreement or the obligations of such party pursuant to this agreement.

10.2.2.	Limitations on Liability. In no event shall either party be liable to customer or any other person, firm, or entity in any respect, for any indirect, consequential, special, incidental or punitive damages including, but not limited to, damages for harm to business, lost revenues, lost sales, lost savings, lost profits or revenue (anticipated or actual), loss of use, loss of data, or downtime), arising out of, negligence, accidents, errors, omissions, interruptions, or defects in transmission, or delays, including, but not limited to, those which may be caused by regulatory or judicial authorities arising out of or relating to this agreement or the obligations of such party pursuant to this agreement, regardless of the form of action, whether in contract, warranty, strict liability or tort, or any other legal or equitable theory, even if such party has been advised that any such damages or losses are possible. Under no circumstances shall Customer’s aggregate liability under this agreement, whether under contract law, tort law, warranty, or otherwise, exceed an amount equal to [***]. Service Provider shall have no obligation, responsibility, and/or liability for the following: (a) a Force Majeure Event; or (B) damages resulting from any actions or inactions of customer.

10.2.3.	Exclusions. The exclusions and limitations in Section 10.2.1 and Section 10.2.2 shall not apply to:

10.2.3.1.	a Party’s indemnification obligations under Section 12 (Indemnification);

10.2.3.2.	damages or other liabilities arising out of or relating to a party’s gross negligence, willful misconduct, or intentional acts;

10.2.3.3.	damages or liabilities to the extent covered by a Party’s insurance; or

10.2.3.4.	Service Provider’s obligation to return any amounts owed to Customer pursuant to Section 4.7.

10.2.4.	Causes of Action. Unless applicable law requires a longer period, any action against the other Party in connection with this Agreement must be commenced within one year after the affected Party was made aware of the circumstances given rise to the cause of the action.

11.	RISK

11.1.	Digital Asset Prices. Customer understands that Service Provider is not liable for price fluctuations in any Digital Asset.

11.2.	Acknowledgements. By entering into this Agreement Customer acknowledges and agrees that: (a) Service Provider is not responsible for the operation of any Digital Asset underlying protocols, and Service Provider makes no guarantee of their functionality, security, or availability; (b) Digital Asset underlying protocols are subject to sudden changes in operating rules (a/k/a “forks”), and such forks may materially affect the value, function, and/or even the name of the Digital Assets; and (c) Service Provider does not own or control the underlying software protocols which govern the operation of any Digital Asset.

11.3.	No Guarantee. Customer understands that Mining is an everchanging and volatile endeavor and that there is no guarantee that the Services will generate any set amount of Digital Assets.

11.4.	Service Provider Not Liable. Customer acknowledges that Service Provider shall have no responsibility or liability for: (a) Force Majeure; (b) any error by any Customer; (c) any error by any Third Party Mining Provider; (d) the insolvency of, or acts or omissions by, a Digital Asset trading platform or market or the issuer of any Digital Asset; (e) any error, or any loss, destruction, corruption or other inability to use or transfer any Digital Asset caused by the applicable blockchain or any other technology used to implement or operate any Digital Asset, or other circumstances beyond the reasonable control of Service Provider; (f) any delay or failure of any Digital Asset issuer, the developer or operator of any technology used to implement or operate any Digital Asset, or any broker, agent, intermediary, bank or other commercially prevalent Digital Asset payment or clearing system to provide any information or services required in order to enable Service Provider’s performance hereunder; (g) delays or inability to perform its duties due to any disorder in market infrastructure with respect to any particular Digital Asset; (h) the effect of any provision of any law or regulation or order of the United States of America, or any state thereof, or any other country, or political subdivision thereof or of any court of competent jurisdiction, and (i) any other matters for which Service Provider is not responsible under this Agreement.

11.5.	Service Provider’s Insurance. It is understood that Service Provider is not an insurer and Customer’s Customer Equipment is not covered by any insurance policy held by Service Provider. Service Provider shall while any Co-Location Mining Services Agreement is in effect, maintain adequate insurance for the Facility and, in any event, in such amounts as set forth in the Table 1 below. All such insurance must (a) for commercial general liability, umbrella/excess liability, all risk property, and auto liability policies, name Customer, its affiliates, and its and their respective officers, directors, members, managers, employees, successors, assigns, licensees, contractors, and agents as additional insureds; (b) for commercial general liability and umbrella/excess liability policies, provide for coverage on an “occurrence” basis; (c) waive any insurer right of subrogation against Customer, its affiliates, and its and their respective officers, directors, members, managers, employees, successors, assigns, licensees, contractors, and agents; (d) provide primary coverage, without any right of contribution from any other insurance that Customer may have; and (e) not be able to be canceled or have coverage reduced without at least 15 days’ prior notice to Customer. Upon request by Customer and, in any event, at least annually upon the renewal of any such policy, Service Provider shall furnish Customer with documentation of the insurance coverage it maintains, including certificates of insurance that include the identity of the insurance carriers, coverage levels, deductible amounts, and otherwise demonstrate compliance with this Section 11.5.

Table 1: Service Provider Insurance Requirements:
Policies:
Commercial general liability insurance (including contractual liability)	$[***] per occurrence; $[***] general aggregate*
Worker’s compensation insurance	In accordance with the law of the state in which the Facility is located, and Employer’s Liability insurance with a limit not less than $[***] Bodily Injury Each Accident; $[***] Bodily Injury by Disease-Each Person; and $[***] Bodily Injury By Disease-Policy Limit
*Some or all of which may be provided by “umbrella” or excess liability insurance.
Requirements:
All insurance required of Service Provider under this Agreement shall be issued by insurers with a “General Policyholders Rating” of at least A-, VIII, as set forth in “Best’s Insurance Guide.” Such insurers shall be authorized to do business in the State in which the Facility is located. Service Provider’s commercial general liability policy shall be written to apply to all bodily injury (including death) and property damage losses, and shall include blanket contractual liability, broad from property damage, independent contractor’s coverage, cross liability and severance of interest clauses.

11.6.	Customer’s Insurance. Customer shall, at Customer’s expense, procure and maintain while any Co-Location Mining Services Agreement is in effect, a policy or policies of insurance in accordance with the terms and requirements as set forth in Table 2 below. All of Customer’s insurance policies with respect to the Facility shall be endorsed so as to include a waiver of subrogation in accordance with and to the full extent of Customer’s waiver of claims set forth in Table 2 below. The commercial general liability policies procured by Customer hereunder shall name Service Provider and any party designated by Service Provider as additional insureds. Prior to occupying the Facility, and prior to the expiration of such policy, Service Provider and Customer shall submit to one another certificates of insurance evidencing such policies (and the applicable renewals thereof) being in effect and that include the identity of the insurance carriers, coverage levels, deductible amounts, and otherwise demonstrate compliance with this Section 11.6. All insurance policies procured hereunder shall contain a provision stating that the insurer shall endeavor to provide at least fifteen (15) days’ written notice to Service Provider and all others named as additional insureds prior to any cancellation or material modification of such policy.

Table 2: Customer Insurance Requirements:
Policies:
Commercial general liability insurance (including contractual liability)	$[***] per occurrence; $[***] general aggregate*
“Special Peril Form” property insurance	Full replacement value of Customer Equipment and personal property in the Host Facility.
*Some or all of which may be provided by “umbrella” or excess liability insurance.
Requirements:
All insurance required of Customer under this Agreement shall be issued by insurers with a “General Policyholders Rating” of at least A-, VIII, as set forth in “Best’s Insurance Guide.” Such insurers shall be authorized to do business in the State in which the \Facility is located. Customer’s commercial general liability policy shall be written to apply to all bodily injury (including death) and property damage losses, and shall include blanket contractual liability, broad from property damage, independent contractor’s coverage, cross liability and severance of interest clauses.

Waivers:

Customer hereby waives its rights against Service Provider with respect to any claims or damages or losses for damage to any Customer Equipment, which are caused by or result from (i) risks insured against under any insurance policies which are required to be obtained and maintained by Customer under this Agreement, and were, in fact, carried by Customer at the time of such claim, damage, loss or injury, or (ii) risks which would have been covered under any insurance required to be obtained and maintained as required by this Agreement, including all such claims, damages, and losses, which were caused by or result from the negligence of any employee, agent, contractor, officer director of Customer or any other person acting or purporting to act on its behalf. The foregoing waivers shall be in addition to, and not a limitation of, any other waivers or releases contained in this Agreement.

12.	INDEMNIFICATION.

12.1.	Indemnity by Customer. Customer will indemnify, hold harmless, and defend Service Provider, its subsidiaries, and their respective employees, agents, directors, owners, executives, representatives, and subcontractors from any third party claims arising from: (A) Customer’s, or its representatives’, actual or alleged breach of this Agreement or applicable law; (B) the Customer Equipment or Customer’s use of the Customer Equipment; (C) Customer’s entering into this Agreement; and (D) any injuries, including but not limited to death, or damages sustained by any person or property due to any direct or indirect act, omission, negligence or misconduct of Customer, its agents, representatives, employees, contractors and their employees and subcontractors and their employees.

12.2.	Indemnity by Service Provider. Service Provider will indemnify, hold harmless, and defend Customer, its subsidiaries, and their respective employees, agents, directors, owners, executives, representatives, and subcontractors from any third party claims, including attorneys’ fees and legal expenses arising from: (A) Service Provider’s, or its representatives’, actual or alleged breach of this Agreement or applicable law; (B) Service Provider’s entering into this Agreement; (C) any injuries, including but not limited to death, or damages sustained by any person or property due to any direct or indirect act, omission, negligence or misconduct of Service Provider, its agents, representatives, employees, contractors and their employees and subcontractors and their employees.

12.3.	Limitation on Indemnity. Notwithstanding anything to the contrary in this Agreement, the indemnifying party is not obligated to indemnify, hold harmless, or defend the indemnified party against any claim (whether direct or indirect) to the extent such claim or corresponding losses are covered by the insurance policies required under Section 11 or the extent that such claim is the result of a Force Majeure Event.

13.	TERM AND TERMINATION.

13.1.	Term. This Agreement shall commence on the Effective Date and will remain in effect for the term set forth on the Cover Page unless terminated in accordance with the terms set forth in this Agreement (the “Term”). This Agreement shall automatically renew for additional one-month terms unless a Party gives the other Party written notice of an intent not to renew the Agreement no later than sixty (60) days’ (or thirty (30) days’ in the case of an automatic renewal term) advance written notice that the Party does not intend to renew the Agreement.

13.2.	Termination in Bankruptcy, etc. This Agreement will be terminated if the Parties mutually agree to writing to terminate the Agreement. Either Party may terminate this Agreement immediately upon written notice to the other Party in the event (i) such other Party (a) files any petition in bankruptcy; (b) has an involuntary petition in bankruptcy filed against it; (c) becomes insolvent; (d) makes a general assignment for the benefit of creditors; (e) admits in writing its inability to pay its debts as they mature; (f) has a receiver appointed for its assets; (g) ceases conducting business in the normal course; or (h) has any significant portion of its assets attached. Customer may terminate this Agreement if Service Provider undergoes a change of control.

13.3.	Breach and Cure. Either Party may terminate this Agreement upon written notice to the other Party if such other Party breaches any material term or condition of this Agreement and fails to remedy the breach within ten (10) days after being given written notice thereof.

13.4.	Effect of Termination. Following the expiration or termination of this Agreement, provided no amounts remain payable by Customer to Service Provider:

13.4.1.	Customer shall be entitled to the immediate physical possession of all Customer Equipment; and

13.4.2.	Service Provider shall take such steps and execute such documents as may be necessary to relinquish its rights with respect to the ACA Deposit and the Reserve Account within ten (10) calendar days, and Service Provider shall wire to Customer in immediately available funds an amount equal to: (x) the sum of the Deposit and the Expansion Costs, minus (y) the total amount of Fee Discounts provided to Customer as of the date of such termination within:

13.4.2.1.	in the case of termination of this Agreement other than by reason of Customer’s breach under Section 13.3, twenty (20) Business Days of the date of such termination; or

13.4.2.2.	in the case of termination of this Agreement by reason of Customer’s breach under Section 13.3, the later of forty (40) Business Days of the date of such termination, or ninety (90) days from the Effective Date.

14.	FORCE MAJEURE.

14.1.	Force Majeure Event. Notwithstanding anything to the contrary in this Agreement, and subject to the terms in this Section, either Party shall not be responsible for any failure to perform and will not be liable to the other Party for any damages to such Party, as a result of any Force Majeure Event. “Force Majeure Event” means an event that is beyond the applicable Party’s reasonable control and is not attributable to the fault or negligence of such applicable Party and despite taking all reasonable technical and commercial precautions and measures to prevent, avoid, mitigate, or overcome such event or condition and the consequences thereof, the affected party has been unable to prevent, avoid, mitigate, or overcome such event, condition, or consequences, including, but not limited to, (a) acts of war; (b) issues with import/export restrictions, (c) unforeseeable lack of electricity supplies, blackouts, brownouts or power shortages; (d) Internet outages to the extent due to reasons not attributable to either Party; (e) any government action, order, law, regulation, moratorium or action that renders or purports to render the provision of the Services unlawful or that is so onerous it renders provision of the Services not commercially practicable; (f) fire, flood, earthquake, explosion or other natural disaster; or (g) disease, epidemic or pandemic (where an epidemic or pandemic has been declared at Service Provider’s hosting site(s) by the Center for Disease Control or the World Health Organization), where such disease, epidemic, or pandemic causes a government-mandated shutdown of Service Provider or the hosting site(s) hosting the Customer Equipment. The Party affected by a Force Majeure Event shall use reasonable efforts to end the failure and/or delay caused by a Force Majeure Event and minimize its effects and shall notify the other Party as soon as reasonably practicable.

14.2.	Service Provider Actions. Service Provider’s limitation on responsibility due to a Force Majeure Event in Section 14.1 applies only if: (a) Service Provider takes such action as may be reasonably necessary to void, nullify, or mitigate, in all material respects, the effects of the Force Majeure Event; (b) Service Provider provides Customer with prompt and precise notice of (i) the identity of the specific Force Majeure Event; (ii) the details of Service Provider’s attempts to void, nullify, or mitigate the effects of the Force Majeure Event; and (iii) an anticipated timeline of recovery to normal business operations from the Force Majeure Event.

14.3.	Effect of Force Majeure Event. In the event the Facility cannot be used by Customer to Mine cryptocurrencies due to a Force Majeure Event then the Facility Fee shall be abated during the shutdown. If such shutdown:

14.3.1.	Occurs during the first 90 days of the Term, then Customer shall be entitled to immediately terminate this Agreement. Service Provider shall bear the reasonable costs of unracking and packing the Customer Equipment ready for shipment.

14.3.2.	Persists for 30 consecutive days, either Party shall be entitled to immediately terminate this Agreement. The Parties shall share equally the reasonable costs of unracking and packing the Customer Equipment ready for shipment.

15.	COMMUNICATIONS & NOTICES.

15.1.	Addresses for Notices. All notices, requests, or other communications or documents to be given under this Agreement shall be in writing and addressed to the person(s), and at the addresses, set forth for each Party on the Cover Page.

15.2.	Method. Notices shall be deemed effective: (a) when delivered by hand; (b) one day after posting with a recognized express delivery service specifying priority overnight delivery with written verification of receipt (in the case of internal domestic U.S. deliveries); (c) five (5) days after posting with a recognized international express delivery service specifying priority international delivery with written verification of receipt (in the case of international deliveries); or (d) when sent by e-mail with confirmation of transmission by the transmitting equipment. Each Party may designate a different address or contact person by notice given in the manner provided in this Section.

16.	REPRESENTATIONS AND WARRANTIES.

16.1.	Each Party. Each Party hereby represents, warrants and covenants to the other Party that: (a) it has full, right, power and authority to enter into this Agreement and to perform its obligations under this Agreement; and (b) the execution of this Agreement and the performance of its obligations hereunder do not and will not constitute any material breach of any agreement to which it is a party.

16.2.	Service Provider. Service Provider represents, warrants and covenants to Customer that Service Provider is, through its wholly-owned subsidiary North East Data, LLC, the sole owner of the Facility and that as of the date hereof Service Provider is not aware of any actual or potential third party claim to the contrary. Service Provider shall not create, make, file, pursue, allow, or suffer to exist any right of retention, lien, security interest, claim, or other encumbrance (a “Lien”) against any of the Customer’s Customer Equipment or the Containers, and (ii) irrevocably waives any such Lien and the right to claim any such Lien with respect to the Customer’s Mining Equipment or the Containers. Service Provider shall defend and hold Client harmless from any claim of any such Lien, against Customer’s Customer Equipment by any of its Affiliates, contractors, subcontractors (of any tier), vendors, service providers, or any other person or entity for whom Service Provider is responsible. Service Provider shall immediately notify Customer upon discovery of any such Lien related to the Customer’s Customer Equipment. If any such Lien is placed against the Customer’s Customer Equipment or any other property or assets of Customer in violation of this Agreement, Service Provider shall promptly and at its sole cost and expense, take such actions as are necessary to cause such Lien to be removed. If Service Provider fails to remove such Lien within 10 days, excluding Business Days following its discovery thereof, then Customer may, but is not obligated to, have such Lien removed at Service Provider’s expense.

16.3.	Customer. Customer represents, warrants and covenants that as between Service Provider and Customer, Customer will be the beneficial owner of the Digital Assets and there will be no third-party beneficiaries to the Agreement.

17.	GENERAL PROVISIONS.

17.1.	Disputes.

17.1.1.	The parties shall resolve any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof (each, a “Dispute”), under the provisions of Sections 17.1 through 17.3. The procedures set forth in Sections 17.1 through 17.3 shall be the exclusive mechanism for resolving any Dispute that may arise from time to time and Sections 17.1 through 17.3 are express conditions precedent to litigation of the Dispute

17.1.2.	A party shall send written notice to the other party of any Dispute (“Dispute Notice”). The parties shall first attempt in good faith to resolve any Dispute set forth in the Dispute Notice by negotiation and consultation between themselves, including not fewer than three (3) negotiation sessions attended by senior executives of Service Provider and Customer. In the event that such Dispute is not resolved on an informal basis within 10 Business Days after one party delivers the Dispute Notice to the other party, whether the negotiation sessions take place or not, either party may, by written notice to the other party (“Escalation to Executive Notice”), refer such Dispute to the chief executives of each party (the “Executives”).

17.1.3.	If the Executives cannot resolve any Dispute during the time period ending 10 Business Days after the date of the Escalation to Executive Notice (the last day of such time period, the “Escalation to Mediation Date”), either party may initiate mediation under Section 17.2, subjection to Section 17.2.3.

17.2.	Mediation.

17.2.1.	Subject to Section 17.1, the parties may, at any time after the Escalation to Mediation Date, submit the Dispute to any mutually agreed to mediation service for mediation by providing to the mediation service a joint, written request for mediation, setting forth the subject of the dispute and the relief requested. The parties shall cooperate with one another in selecting a mediation service, and shall cooperate with the mediation service and with one another in selecting a neutral mediator and in scheduling the mediation proceedings. The parties covenant that they will use commercially reasonable efforts in participating in the mediation. The parties agree that the mediator’s fees and expenses and the costs incidental to the mediation will be shared equally between the parties.

17.2.2.	The parties further agree that all offers, promises, conduct, and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts, and attorneys, and by the mediator and any employees of the mediation service, are confidential, privileged, and inadmissible for any purpose, including impeachment, in any litigation, arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

17.2.3.	Notwithstanding anything to the contrary in Sections 17.1, 17.2, 17.3 or 17.5, in the event the dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof is alleged to have damages of more than $200,000.00, then either party may elect to not initiate any mediation as set forth in this Section 17.2, and may immediately pursue arbitration in accordance with the provisions of Section 17.5.

17.3.	Arbitration as a Final Resort. If the parties cannot resolve any Dispute for any reason, including, but not limited to, the failure of either party to agree to enter into mediation or agree to any settlement proposed by the mediator, within 20 Business Days after the Escalation to Mediation Date, or a party has elected to not initiate mediation in accordance with Section 17.2.3, either party may pursue arbitration in accordance with the provisions of Section 17.5.

17.4.	Governing Laws. This Agreement will be construed in accordance with the laws of the State of Delaware as applied to contracts made and performed entirely therein, and without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the Parties.

17.5.	Arbitration. Subject to Sections 17.1, 17.2 and 17.3, the Parties hereto agree that any Dispute or controversy arising out of, relating to, or in connection with this Agreement shall be arbitrated pursuant to the American Arbitration Association (the “AAA”) and shall be finally and conclusively determined by the decision of a board of arbitration consisting of one (1) member selected according to the rules governing the AAA. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The language of the arbitration shall be in English.

17.6.	Assignment. Except as expressly provided herein, neither Party may assign or transfer (collectively “assign”) this Agreement, or any rights or obligations under this Agreement, without the prior written consent of the other, which consent may be withheld in the consenting Party’s discretion; provided, however, that a Party may make such an assignment without the other Party’s consent (i) to an affiliate, provided that such affiliate agrees in writing to be bound by the terms and conditions of this Agreement or (ii) to the surviving party in a merger of that Party into another entity or in an acquisition of all or substantially all its assets. Customer may terminate this Agreement immediately upon written notice to Host if (i) there is a transfer of control or sale of substantially all of the assets or fifty percent (50%) or more of the equity interests (in one or more transactions), of Service Provider from the person or persons that hold such control of such Service Provider on the Effective Date to another person or persons (a “Change in Control”) and (ii) the successor or assignee is not a publicly traded company listed on the New York Stock Exchange or NASDAQ with a share price of $5 or higher and such successor or assignee does not, in NYDIG’s commercially reasonable discretion, satisfy the Bank Secrecy Act, as amended by the USA PATRIOT Act, implementing anti-money laundering regulations, advisories and regulatory guidance and/or Executive Orders, regulations and advisories issued by the U.S. Treasury Department’s Office of Foreign Assets Control. This Agreement shall be binding upon the successors and permitted assigns of the Parties. Any assignment or attempted assignment by either Party in violation of the terms of this Section 17.6 shall be null and void and of no legal effect.

17.7.	Entire Agreement; Amendment. This Agreement, including any updates or amendments, constitutes the complete and exclusive agreement between the Parties with respect to the subject matter hereof, and supersedes and replaces all prior or contemporaneous discussions, negotiations, understandings and agreements, written and oral, regarding the same. This Agreement may only be modified by a written instrument properly executed by the Parties (and such written instrument shall explicitly say that it is an amendment hereto so that no informal amendment inadvertently occurs).

17.8.	Confidentiality. The terms and conditions of this Agreement, the Services, the Costs and the Facility Fees (and any other related materials or information provided by Service Provider to Customer) are Service Provider’s confidential information, regardless of whether they are marked as confidential, proprietary or otherwise. The personal data provided by Customer in the context of this Agreement (and any other related materials or information provided by Customer to Service Provider) are Customer’s confidential information, regardless of whether they are marked as confidential, proprietary or otherwise. During the Term, the Parties shall (a) keep such confidential information strictly confidential in a manner that each Party protects its own confidential or proprietary information of a similar nature (and with no less than reasonable care); and (b) not disclose such confidential information to any third party other than each Party’s partners, vendors, assignees, purchasers, investors, lenders, lessors, and financial or legal consultants that have a need to know such information and have agreed in writing to keep such information confidential and not disclose such confidential information. consistent with the terms of this Agreement. Notwithstanding the foregoing, the either Party may disclose confidential information as required by law or by order of a court of competent jurisdiction, provided that, in such event, (i) such Party will provide the other Party with prompt notice of such obligation and permit the other Party an opportunity to take legal action to prevent or limit the scope of such disclosure; and (ii) such Party will furnish only that portion of the other Party’s confidential information which the Party is advised by counsel is legally required and the Parties will exercise commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such confidential information.

17.9.	Non-solicitation. From the Scheduled Start Date and for nine months thereafter, each Party agrees not to solicit the employees, contractors, or other affiliates of the other Party.

17.10.	Independent Contractors. Service Provider and Customer are independent contractors, and nothing in the Agreement will create any partnership, joint venture, agency, franchise, sales representative, or employment relationship between the Parties. Neither Party is an agent or representative of the other or is authorized to make any warranties or assume or create any other obligations on behalf of the other.

17.11.	Compliance with Laws. Service Provider shall use commercially reasonable efforts to remain in compliance with such laws (to the extent that it already is), or work towards compliance with such law (to the extent that it is not, whether due to changing laws or otherwise). Customer understands and agrees that Service Provider shall not be in violation of this Agreement, and shall have no liability, to the extent it uses, or has used commercially reasonable efforts to comply with applicable law.

17.12.	Intellectual Property. Nothing in this Agreement shall be deemed to grant to either party any rights or licenses, by implication, estoppel or otherwise, to any of the other party’s Intellectual Property. Neither party shall contest or challenge, or assist any third party in contesting or challenging, the validity or enforceability of any of the other party’s Intellectual Property.

17.13.	Trademarks. Each party is strictly prohibited from using any product or corporate name, designation, logo, trade name, trademark, service name or service mark associated with the other party in any marketing materials, regulatory filing, financial statements, offering circular, prospectus or otherwise, without the prior written consent of the first party, which may be withheld by the first party in its sole and absolute discretion.

17.14.	No Exclusivity. This Agreement in no way establishes any exclusive arrangement between Customer and Service Provider. Each party acknowledges and agrees that the other party will be free to enter into agreements and other arrangements with any third parties, at any time, regarding any products or services.

17.15.	Parties Are Sophisticated and Represented. No preference shall be given to one Party by virtue of the fact that such Party did not draft this Agreement. No bias shall be placed against the drafter. Each Party has been advised and offered the opportunity to seek legal counsel regarding this Agreement. To the extent they chose not to or to limit such, they hereby waive any later complaint that they lacked proper counsel or understanding. No failure by any Party to insist upon the strict performance of this Agreement shall constitute waiver of any breach, covenant, duty, or term herein.

17.16.	Counterparts / Execution. The Agreement may be executed in counterparts, which together shall constitute a single instrument, and may also be executed by electronic signature, and the Parties agree that facsimile, digitally scanned or other electronic copies of signatures shall be valid and binding as originals.

17.17.	Taxes. The Costs and fees set forth herein do not include any tariffs, import or export duties, however designated, levied against the delivery or use of the components and products provided under the Agreement. Customer shall pay, or reimburse Service Provider for, all such taxes that Service Provider is required to collect; provided, however, that Customer shall not be liable for any taxes based on Service Providers’ net income.

17.18.	Survival. The provisions contained in Sections 1, 5, 6, 10, 11, 12, 13.4 and 17 shall survive the termination or expiration of this Agreement.

17.19.	Guarantee

17.19.1.	North East Data, LLC unconditionally guarantees to Customer (i) the prompt and unconditional payment of all payment obligations of Service Provider under this Agreement, including without limit with respect to the return of any Deposit, as the same shall become due and payable under this Agreement and any and all sums of money which, at the time, may have become or become due and payable under the provisions of this Agreement; and (iii) performance of all Service Provider’s covenants and obligations contained herein and/or therein.

17.19.2.	This Guaranty is an absolute, unconditional, present and continuing guaranty of payment and performance and not of collection and is in no way conditioned or contingent upon any attempt to enforce Customer’s rights against Service Provider or to collect from Service Provider or upon any other condition or contingency; accordingly, Customer shall have the right to proceed against North East Data, LLC immediately upon any event of default or breach under this Agreement without taking any prior action or proceeding to enforce this Agreement or any of them or for the liquidation or foreclosure of any security Customer may at any time hold pursuant thereto.

AMENDMENT NO. 1 TO THE CO-LOCATION MINING SERVICES AGREEMENT

THIS AMENDMENT NO. 1 TO THE CO-LOCATION MINING SERVICES AGREEMENT (the “First Amendment”) is made February 7, 2024 (the “Amendment Effective Date”), by and between NY 3 Mining LLC (“Customer”) and Blockfusion USA, Inc. (“Service Provider”). Customer and Service Provider may be referred to herein singularly as a “Party” and collectively, as the “Parties”.

WHEREAS, Customer and Service Provider entered into the Mining Services Agreement, dated as of December 15, 2023 (the “Agreement”); and

WHEREAS, Customer and Service Provider desire to amend the Agreement to amend certain fees and amounts payable therein.

NOW THEREFORE, in consideration of the mutual promises, covenants and representations contained in this First Amendment, the Parties herewith agree to amend the Agreement as follows:

1.	Recitals and Defined Terms. The recitals set forth above and referred to herein are an integral part of this First Amendment and shall be construed as if fully restated and contained herein. All capitalized terms not otherwise defined in this First Amendment shall have the definitions contained in the Agreement.

2.	Amendment to the Agreement Terms. The Agreement is amended as follows as of the Amendment Effective

Date:

a.	Expansion Costs. The third sentence of Section 2.1.3 of the Agreement is hereby amended and modified as follows (new language underlined, deleted language shown in strikethrough text):

“At Customer’s election, Customer shall either (i) prepay Service Provider or (ii) be invoiced directly by such third parties (subject Customer’s satisfaction in its sole discretion of its KYC, diligence or other vendor requirements), in each case for the actual costs of labor and materials incurred to third parties (other than Service Provider or its affiliates) to complete the Expansion, up to a cumulative cost of [***] (such amount, the “Expansion Costs”), with such Expansion Costs to be paid to Service Provider or such third parties by Customer pursuant to the following payment schedule:

(a)	Expansion Costs in an amount up to [***], to be paid within two (2) Business Days of Customer’s receipt of third-party invoices for work on the Expansion relating to such Expansion Costs (the “Initial Expansion Cost Payments”); and

(b)	Following the Initial Expansion Cost Payments, Expansion Costs in an amount up to

[***], to be paid within five (5) Business Days of Customer’s receipt of third-party invoices for work on the Expansion relating to such Expansion Costs.”

b.	Additional Capacity Fee Discount. Section 4.6 of the Agreement is hereby amended and modified as follows (new language underlined, deleted language shown in strikethrough text):

“4.6. From the Expansion Date and throughout the Term, Service Provider shall provide a monthly discount on the Facility Fee for the Additional Capacity in the amount of [***] per MW of allocated and available load power through the end of the Term (the “Additional Capacity Fee Discount” and together with the Initial Capacity Fee Discount, the “Fee Discounts”) until such time as Additional Capacity Fee Discounts totaling ~~the full amount of Expansion Costs~~ [***] have been provided to Customer.”

3.	Except to the extent modified herein, the Agreement shall remain in full force and effect, unchanged and binding upon the Parties in all other material respects. In the event of any conflict between the Agreement and this First Amendment, this First Amendment shall prevail.

4.	This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together, shall constitute one and the same instrument.

5.	If this First Amendment is executed electronically, the Parties agree that the electronic signature will be legally binding. Neither Party will contest the enforceability of this First Amendment on the basis that it was executed electronically.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this First Amendment by their duly authorized representatives as of the Amendment Effective Date hereof:

NY 3 MINING LLC		BLOCKFUSION USA, INC.

By:	/s/ Trevor Smyth	By:	/s/ Kant Trivedi
Name:	Trevor Smyth	Name:	Kant Trivedi
Title:	Authorized Person	Title:	Chief Operating Officer

[Signature page to Amendment No. 1 to the Co-Location Mining Services Agreement]

AMENDMENT NO. 2 TO THE CO-LOCATION MINING SERVICES AGREEMENT

THIS AMENDMENT NO. 2 TO THE CO-LOCATION MINING SERVICES AGREEMENT (the “Second Amendment”) is made March 25, 2024 (the “Amendment Effective Date”), by and between NY 3 Mining LLC (“Customer”) and Blockfusion USA, Inc. (“Service Provider”). Customer and Service Provider may be referred to herein singularly as a “Party” and collectively, as the “Parties”.

WHEREAS, Customer and Service Provider entered into the Mining Services Agreement, dated as of December 15, 2023, as amended by that Amendment No. 1 to the Co-Location Mining Services Agreement, dated as of February 7, 2024 (as amended, the “Agreement”); and

WHEREAS, Customer and Service Provider desire to amend the Agreement to amend certain terms relating to the Expansion.

NOW THEREFORE, in consideration of the mutual promises, covenants and representations contained in this Second Amendment, the Parties herewith agree to amend the Agreement as follows:

1.	Recitals and Defined Terms. The recitals set forth above and referred to herein are an integral part of this Second Amendment and shall be construed as if fully restated and contained herein. All capitalized terms not otherwise defined in this Second Amendment shall have the definitions contained in the Agreement.

2.	Amendment to the Agreement Terms. The Agreement is amended as follows as of the Amendment Effective

Date:

a.	Expansion Costs. The third sentence of Section 2.1.6 of the Agreement is hereby amended and modified as follows (new language underlined, deleted language shown in strikethrough text):

“In addition to the foregoing, Service Provider acknowledges that Customer has purchased and will deliver to the Facility two (2) transformers (the “Transformers”). Service Provider shall install the Transformers at the Facility for purposes of providing the Additional Capacity as part of the Expansion (the “Transformer Installation”) and Service Provider shall be responsible for any and all costs, fees or expenses incurred in connection with the Transformer Installation. Service Provider shall be responsible for continuing maintenance and operations with respect to the Transformers during the Term at its sole expense. For the avoidance of doubt, Service Provider agrees and acknowledges that Customer shall maintain full title and ownership over the Containers and the Transformers and that the Containers and Transformers shall not be considered or deemed or categorized as fixtures to any property or the Facility. Upon the end of the Term or other termination of the Agreement, Service Provider shall provide Customer with access to the Facility and provide reasonable cooperation to Customer to protect or remove the Containers and the Transformers from the Facility.”

b.	Representations and Warranties. The second sentence of Section 16.2 of the Agreement is hereby amended and modified as follows (new language underlined):

“Service Provider shall not create, make, file, pursue, allow, or suffer to exist any right of retention, lien, security interest, claim, or other encumbrance (a “Lien”) against any of the Customer’s Customer Equipment, the Transformers or the Containers, and (ii) irrevocably waives any such Lien and the right to claim any such Lien with respect to the Customer’s Mining Equipment, the Transformers or the Containers.

3.	Except to the extent modified herein, the Agreement shall remain in full force and effect, unchanged and binding upon the Parties in all other material respects. In the event of any conflict between the Agreement and this Second Amendment, this Second Amendment shall prevail.

4.	This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together, shall constitute one and the same instrument.

5.	If this Second Amendment is executed electronically, the Parties agree that the electronic signature will be legally binding. Neither Party will contest the enforceability of this Second Amendment on the basis that it was executed electronically.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Second Amendment by their duly authorized representatives as of the Amendment Effective Date hereof:

NY 3 MINING LLC		BLOCKFUSION USA, INC.

By:	/s/ Trevor Smyth	By:	/s/ Alex Martini
Name:	Trevor Smyth	Name:	Alex Martini
Title:	Authorized Person	Title:	CEO

[Signature page to Amendment No. 2 to the Co-Location Mining Services Agreement]

AMENDMENT NO. 3 TO THE CO-LOCATION MINING SERVICES AGREEMENT

THIS AMENDMENT NO. 3 TO THE CO-LOCATION MINING SERVICES AGREEMENT (the “Third Amendment”) is entered into as of March 1, 2025, by and between NY 3 Mining LLC (“Customer”) and Blockfusion USA, Inc. (“Service Provider”) and made effective as of March 1, 2025 (the “Amendment Effective Date”). Customer and Service Provider may be referred to herein singularly as a “Party” and collectively, as the “Parties”.

WHEREAS, Customer and Service Provider entered into the Mining Services Agreement, dated as of December 15, 2023, as amended by that Amendment No. 1 to the Co-Location Mining Services Agreement, dated as of February 7, 2024 and Amendment No. 2 to the Co-Location Mining Services Agreement, dated as of March 25, 2024 (as amended, the “Agreement”); and

WHEREAS, Customer and Service Provider desire to amend the Agreement to amend certain terms.

NOW THEREFORE, in consideration of the mutual promises, covenants and representations contained in this Third Amendment, the Parties herewith agree to amend the Agreement as follows:

1.	Recitals and Defined Terms. The recitals set forth above and referred to herein are an integral part of this Third Amendment and shall be construed as if fully restated and contained herein. All capitalized terms not otherwise defined in this Third Amendment shall have the definitions contained in the Agreement.

2.	Monthly Rebate. Notwithstanding anything to the contrary set forth in the Agreement, the Parties agree that from and after the Amendment Effective Date the following provisions will apply:

a.	Service Provider will for each calendar month during the Term starting with March 2025 pay to Customer, provided the Hash Price is below $[***]/PH/day with respect to such calendar month, the Monthly Rebate Amount.

b.	For the avoidance of doubt, the Parties confirm that as between the Parties, Service Provider shall be entitled to any and all Program Revenue from DR Programs other than the Energy Program.

c.	“[***] MSA” means the [***] Master Service Agreement dated as of March 18, 2020 between [***] and North East Data, LLC, including each addendum and amendment thereto, each attached as Exhibit A hereto.

d.	“DR Programs” means each of the Applicable Programs described in the CPower MSA and any or similar program or successor thereto.

e.	“Hash Price” means with respect to a given period of time, the average hash price reported at https://data.hashrateindex.com/network-data/bitcoin-hashprice-index.

f.	“Monthly Rebate Amount” means with respect to any calendar month, $[***] per contracted megawatt.

g.	“Program Revenue” means revenue actually received by Service Provider in cash from a DR Program.

3.	Energy Program Payment.

a.	Following the launch of the Energy Program, Service Provider will for each calendar month during the Term starting with March 2025 pay to Customer all Program Revenue received in such calendar month from the Energy Program that is attributable to Customer’s Mining Equipment Draw for such month (the “Energy Program Payment”).

b.	Service Provider will issue a credit in the amount of each Energy Program Payment at the time of and along with the Invoice for Costs issued for the calendar month in which Service Provider received the Program Revenue from the Energy Program. If the amount of the Energy Program Payment is greater than the amount of the applicable Invoice for Costs, Service Provider will pay any remaining amount to Customer by wire transfer within 5 business days of receipt of invoice.

c.	“Energy Program” means the “Energy” component of the DER Participation Model Program described in the Addendum for DER Participation Model Program dated as of October 1, 2024 under the CPower MSA, attributable to Customer’s offers into the day-ahead or real-time energy markets. For the avoidance of doubt, the Energy Program will not include any “energy” component resulting from compliance with the “Capacity” or “Ancillary Services” components of such DER Participation Model Program. Customer shall have full discretion with respect to daily bid and offer levels submitted in relation to the Energy Program, with respect to Customer’s Capacity.

4.	Maintenance of DR Programs.

a.	The Parties shall cooperate in a commercially reasonable manner so as to maintain compliance with the terms of the DR Programs.

b.	Service Provider shall not be obligated to implement curtailment directions from Customer to the extent such directions would lead to a violation of, or penalties under, the DR Programs; provided that, notwithstanding the foregoing and for the avoidance of doubt, the aforementioned shall not be construed as a limitation on Customer’s ability to provide directions to Service Provider and Service Provider shall remain obligated to implement any such directions from Customer, in each case as set forth in the Agreement, as and when it is able to do so without incurring direct and actual penalties under the DR Programs.

5.	Warrants. Service Provider will issue to Customer a warrant, substantially in the form attached as Exhibit B hereto, exercisable for an aggregate of 417,550 shares of Service Provider’s Series A Common Stock at a purchase price per share of $0.01. The warrants will be exercisable upon the expiration of the Term or the earlier termination of the Agreement other than by reason of Customer’s breach.

6.	Binding Agreement. Except to the extent modified herein, the Agreement shall remain in full force and effect, unchanged and binding upon the Parties in all other material respects. In the event of any conflict between the Agreement and this Third Amendment, this Third Amendment shall prevail.

7.	Counterparts. This Third Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together, shall constitute one and the same instrument.

8.	Electronic Signatures. If this Third Amendment is executed electronically, the Parties agree that the electronic signature will be legally binding. Neither Party will contest the enforceability of this Third Amendment on the basis that it was executed electronically.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Third Amendment by their duly authorized representatives as of the Amendment Effective Date hereof:

NY 3 MINING LLC		BLOCKFUSION USA, INC.

By:	/s/ Trevor Smyth	By:	/s/ Alex Martini-Lo Manto
Name:	Trevor Smyth	Name:	Alex Martini-Lo Manto
Title:	Authorized Person	Title:	CEO

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